EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-00000) pertaining to the Stock Option Subscription Plan 2014-1, BSA Subscription Plan 2014-1 and BSA (Warrants) Issuance Agreement, dated June 26, 2014, of Sequans Communications S.A. of our reports dated April 21, 2015, with respect to the consolidated financial statements of Sequans Communications S.A. and the effectiveness of internal control over financial reporting of Sequans Communications S.A. included in its Annual Report (Form 20-F) for the year ended December 31, 2014 filed with the Securities and Exchange Commission.

Ernst & Young Audit

/s/ Frédéric Martineau

Represented by Frédéric Martineau

Paris – La Défense, France

April 21, 2015